EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Announces Select Estimated Preliminary Financial Results for Fourth Quarter and Fiscal Year 2021

BUFFALO, NY, April 28, 2021 - Columbus McKinnon Corporation (Nasdaq: CMCO) (the “Company”), a leading designer and manufacturer of intelligent motion solutions for material handling, today announced select estimated preliminary unaudited financial results as of and for its fourth quarter and fiscal year 2021, which ended March 31, 2021.

Columbus McKinnon currently expects fourth quarter revenue will range between $184 million to $187 million, above previously announced guidance of $175 million to $180 million. Fiscal 2021 revenue is currently expected to range between $647 million to $651 million.

Preliminary fourth quarter Adjusted EBITDA is currently expected to range between $25 million to $27 million. Preliminary fiscal 2021 Adjusted EBITDA is currently expected to range between $76 million to $78 million.

In addition, the Company estimates, based upon information currently available to it, that orders received during the three months ended March 31, 2021 will range between $208 million and $209 million. This compares with orders of $168.7 million in the trailing third quarter of fiscal 2021 and orders of $197.3 million in the fourth quarter of fiscal 2020.

The Company estimates, based upon information currently available, that backlog will range between $171 million and $172 million as of March 31, 2021, up 13% at the midpoint from backlog of $152.4 million in the trailing third quarter of fiscal 2021 and up 31% at the midpoint from backlog of $131.0 million at the end of fiscal 2020.

The unaudited estimated financial results are preliminary and subject to revision based upon the completion of the Company’s quarter-end financial closing processes and its fiscal year-end audit. As a result, the Company’s actual results as of and for the three months and fiscal year ended March 31, 2021 may differ materially from the estimated preliminary unaudited financial results upon the completion of its financial closing procedures, as a result of the fiscal year-end audit, or upon occurrence of other developments that may arise prior to the time its financial results are finalized. In addition, the Company’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect to these estimated preliminary results. Additional information and disclosures would be required for a more complete understanding of the Company’s financial position and results of operations as of, and for the period ended on, March 31, 2021. The Company has not included a GAAP reconciliation of its Adjusted EBITDA to anticipated net income because it has not yet completed its financial closing procedures for the three months and fiscal year ended March 31, 2021 and such reconciliation could not be produced without unreasonable effort. The Company will provide detailed financial results, including a full GAAP reconciliation of final Adjusted EBITDA, in late May when it releases fourth quarter fiscal 2021 earnings and files its Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that efficiently and ergonomically move, lift, position, and secure materials. Key products include hoists, crane components, precision conveyor systems, actuators, rigging tools, light rail workstations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning preliminary unaudited estimates of revenue, Adjusted EBITDA, orders and backlog, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including risks related to the integration of Dorner into the Company, the impact of Covid-19 on global economic and business conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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